EXHIBIT 23.2
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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Sequiam  Corporation
Orlando,  Florida


We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 21, 2003 (except for Note 8 in the December 31, 2002 consolidated financial statements included in the Company's SB-2/A filed on June 23, 2003, as to which the date is June 1, 2003), relating to the consolidated financial statements of Sequiam Corporation and Subsidiaries, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/  Gallogly, Fernandez & Riley, LLP
Gallogly, Fernandez & Riley, LLP
Orlando, Florida

May 26, 2004


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